EXHIBIT 10.2
                                 PROMISSORY NOTE

July 1, 1999

WHEREAS,  an agreement is in place  between New Allied  Development  Corporation
(NADC) and Teresa PORTMAN DBA (PORTMAN).

FOR VALUE RECEIVED, the undersigned ("Borrower") hereby promises to pay to the order of New Allied Development Corporation, a Colorado corporation ("Lender"), the principal sum of up to ONE HUNDRED THOUSAND U.S. DOLLARS ($100,000.) at a place and in the manner hereinafter provided, together with interest thereon at the rates described below.

Interest shall accrue beginning from the date the funds are received on the balance of principal remaining from time to time unpaid under this Note at an annual interest rate of 12 percent (12%). If not sooner paid, and any and all unpaid principal and interest shall be due and payable in full no later than twelve months after the funds are received by the Borrower, the ("Maturity Date"), unless it has been exchanged by the lender for an equity interest.

After the maturity which an event of Default exists under this Note, Borrower shall pay interest on the balance of principal remaining unpaid during any such period at an annual rate of 15% per annum (the "Default Rate").

Borrower reserves the privilege, without cost or penalty, to prepay all or any part of the principal balance with accrued interest of this Note at any time, prior to the Maturity date referenced above. All payments of principal and interest hereunder shall be paid in U.S. coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as Lender or the legal holders of this Note may from time to time appoint, and in the absence of such appointment, then at the offices of New Allied Development Corporation, 12201 E. Arapahoe Road, Suite B-14, Englewood, Colorado 80112. If any payment becomes due and payable on a Saturday, Sunday or Legal Holiday in the United States or the United Kingdom, the due date thereof shall be extended to the next succeeding business day.

This Note shall be interpreted, and the rights and liabilities of Borrower and Lender Determined, in accordance with the Internal Laws of the State of Colorado. As part of the consideration for value received, Borrower hereby consents to the exclusive jurisdiction of any State or Federal Court in the State of Colorado. Borrower waives any objection or improper venue or Forum Non Convenients to any suit or proceeding instituted by Lender under this Note in any state or Federal Court in the State of Colorado and consents to the Granting of such legal or equitable relief as is deemed appropriate by the Court. This provision is a material inducement for Lender to enter into the note.

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IN WITNESS WHEREOF, Borrower has executed this Note as of the day and year first written above.

Borrower:

Teresa Portman DBA
/s/ Teresa C. Portman
---------------------
By: Teresa C. Portman

Address of Borrower:#
Tresco Kellow Plaidy
Looe, Cornwall, England PL 131LE